Exhibit 5.1

                [Letterhead of Wilson Sonsini Goodrich & Rosati]

                                September 3, 2003


Nanometrics Incorporated
1550 Buckeye Drive
Milpitas, CA 95035

                 Re: Nanometrics Incorporated Registration Statement on Form S-8

         Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission ("SEC") on or about September 3, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 750,000 shares of your Common Stock (the "Shares") reserved for issuance under your 2003 Employee Stock Purchase Plan (the "ESPP"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the ESPP.

         It is our opinion that, upon completion of the actions being or contemplated to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the ESPP and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, such Shares will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                   Very truly yours,

                                   /s/ Wilson Sonsini Goodrich & Rosati

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation